Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

VerifyMe, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,461,896 (3)	$1.87	$2,733,672	0.00015310	$419
	Total Offering Amounts					$2,733,672		$419
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$419

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.001 per share, of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on January 24, 2025, which date is a date within five business days of the filing of this registration statement.

(3)	Consists of shares of common stock issuable upon the exercise of the Warrant.